Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Investor Relations
Ms. Renée Bouché
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

November 26, 2007

Simulations Plus Reports FY2007 Financial Results

Record Year Sees Revenues Up Over 50%, Earnings Up Over 100%

LANCASTER, CA, November 26, 2007 – Simulations Plus, Inc. (AMEX: SLP), a leading provider of ADMET absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported its financial results for its 2007 fiscal year (FY07) ended August 31, 2007.

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “I am happy to report that consolidated revenues for the fourth quarter set a new fourth quarter record at $2,236,000, an increase of 26.6% from $1,766,000 in the fourth quarter of fiscal year 2006 (FY06).  Revenues from pharmaceutical software and services were up 45.4% to $1,464,000 from $1,007,000 in the fourth quarter of FY06.  Fourth quarter revenues for our Words+ subsidiary increased 1.7% to $772,000 from $759,000 in the fourth quarter of FY06.  SG&A increased by approximately 2.2% to $879,000 in the fourth quarter of FY07, compared to $860,000 in the fourth quarter of FY06, due to increases in selling expenses such as commissions and trade shows, accrued bonuses to the Company’s CEO and Corporate Secretary, increases in the stipends paid to outside members of the board of directors for the first time since the Company incorporated, recruitment expenses, legal and accounting fees, and salary increases along with payroll-related expenses such as health insurance, payroll taxes, and 401(k) matching contributions, which outweighed decreases in investor relations and repairs.

“Net income before taxes for the fourth quarter increased 81.4% to $671,000 from $370,000 in the fourth quarter of FY06. Because of a miscommunication with our tax auditor regarding the balance of net operating loss carry forward from last year, our estimate of provision for income tax during the fiscal year was too low. This error was discovered during our year-end audit, resulting in an increase in our income tax rate from approximately 24% in 2006 to 44.2% in fiscal year 2007. Thus, fourth quarter earnings were impacted by a provision for income taxes of $729,000, of which $658,000 will not actually be paid, but rather will be a write-off from our deferred tax asset.  Consolidated net earnings for the quarter decreased to a loss of $57,000, or $0.003 per diluted share, as compared to net earnings of $249,000, or $0.015 per diluted share for the fourth quarter of fiscal year 2006.  However, as noted below, net earnings for the entire fiscal year were more than double last year’s, even with the much higher income tax rate and the increase in number of fully diluted shares by approximately 2 million. Note that numbers of shares and earnings per share in this press release reflect the 2-for-1 stock splits which occurred on both October 1, 2007 and August 14, 2006.

“For the entire fiscal year 2007, revenues increased over $3 million, or 51.3%, to $8,858,000 from $5,855,000 for FY06.  Sales of pharmaceutical software licenses and services were $5,756,000, an increase of 80.6% over $3,186,000 in FY06, while our Words+ subsidiary’s sales were $3,102,000, an increase of 16.2% from $2,669,000 in FY06.  Net income before taxes for FY07 tripled, with an increase of 200.4% to $2,503,000 from $833,000 in FY06.  Net earnings for FY07 were $1,466,000, or $0.08 per diluted share, an increase of 116.9% over $676,000, or $0.04 per diluted share for FY06.  Shareholders’ equity at the end of FY07 increased 35.2% to $7,665,000, as compared to $5,669,000 at the end of FY06.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, noted: “What a great time it is to be in this business! Last year, the aerospace industry had the highest R&D budget of any industry. This year, the pharmaceutical industry surpassed it and is now number one in R&D spending. The urgency to change how business is done in the pharmaceutical industry is at the highest level I’ve seen since we started Simulations Plus, because of an unsustainable path of higher and higher spending with fewer and fewer new drugs to show for it. Simulation and modeling tools are talked about everywhere we go. At the American Association of Pharmaceutical Scientists annual meeting in San Diego two weeks ago, there were more than ten posters and podium presentations that referenced Simulations Plus software, including one entire session wherein every presenter showed results obtained from GastroPlus analyses. The number of leads we generated at that one meeting far exceeds what we’ve seen in the past. I can’t tell you how satisfying it is to listen to speaker after speaker talk about using our software!”

Woltosz continued: “Fiscal year 2007 set records for every quarter, and actually exceeded $3 million in increased revenues. Our preliminary results released in early September indicated a bit less, but the final accounting was over $3 million. Our earnings before income taxes and bonuses were nearly triple last year’s. Of course, when you’re profitable, you pay taxes, and our tax liability increased as well. As of this reporting period, we still have deferred tax assets and tax credits, so although we accrued a tax liability of over $1 million, we will only actually pay out less than $72,000. Our cash is over $4.5 million, an increase of $2.85 million during the fiscal year. Our intent is to use a good portion of this cash for acquisitions on both the pharmaceutical and the disability products sides of our business. As I have mentioned earlier, we’re in negotiations in both areas. They’ve taken much longer than we anticipated; however, we believe we’ll be concluding some deals in the near future. Our intent for such deals is to increase revenues and earnings by acquiring products and technologies that complement what we do now. We will also be investing in more organic growth, which was the entire source of our more than $3 million revenues growth in FY07. We are going to provide guidance for the new fiscal year once the potential acquisitions we are now working on are resolved.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide.  We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities; and an educational software series for science students in middle and high schools known as FutureLab™.  For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995– With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

Tables follow

Simulations Plus, Inc. and Subsidiary
Consolidated Balance Sheet
August 31, 2007

ASSETS
Current assets
Cash and cash equivalents	$4,537,714
Accounts receivable, net of allowance for doubtful accounts and estimated contractual discounts of $57,727	2,060,292
Contracts receivable	47,380
Inventory	230,914
Prepaid expenses and other current assets	73,669
Deferred tax asset	240,600
Total current assets	7,190,569

Capitalized computer software development costs,
net of accumulated amortization of $2,857,593	1,527,810
Property and equipment, net	89,903
Customer relationships,
net of accumulated amortization of $59,346	68,696
Other assets	18,445

Total assets	$8,895,423

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Income taxes payable	71,300
Accounts payable	$201,246
Accrued payroll and other expenses	491,612
Accrued bonuses to officers	201,289
Accrued warranty and service costs	38,168
Total current liabilities	1,003,615

Long-Term liabilities
Deferred tax liability	227,200

Total liabilities	1,230,815

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	-
Common stock, $0.001 par value 20,000,000 shares authorized 15,761,400 shares issued and outstanding*	4,233
Additional paid-in capital	5,803,820
Retained Earnings	1,856,555

Total shareholders' equity	7,664,608

Total liabilities and shareholders' equity	$8,895,423

*The number of shares at August 31, 2007 reflects a 2-for-1 stock split which occurred on October 1, 2007

Simulations Plus, Inc. and Subsidiary
Consolidated Statements of Operations
For the Years Ended August 31,
	2007	2006

Net sales	$8,857,810	$5,855,204
Cost of sales	2,082,291	1,604,519
Gross profit	6,775,519	4,250,685

Operating expenses
Selling, general, and administrative	3,457,766	2,972,298
Research and development	814,946	445,252
Total operating expenses	4,272,712	3,417,550

Income from operations	2,502,807	833,135

Other income (expense)
Interest income	114,371	21,435
Interest expense	(135)	(50)
Miscellaneous income	917	520
Gain on sale of assets	4,274	10,774
Gain on currency exchange	2,264	22,961
Total other income	121,691	55,640

Income before income taxes	2,624,498	888,775

Benefit from (provision for) income taxes
Deferred income tax	(1,087,100)	(211,300)
State Income tax	(71,300)	(1,600)
Total provision for income taxes	(1,158,400)	(212,900)

Net income	$1,466,098	$675,875

Basic earnings per share	$0.10	$0.05

Diluted earnings per share	$0.08	$0.04

Weighted-average common shares outstanding*
Basic	15,275,429	14,724,452
Diluted	17,956,792	16,288,130

*The numbers of shares at August 31, 2007 and 2006 reflect the 2-for-1 stock splits which occurred on both October 1, 2007 and August 14, 2006.

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